                         Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Phreesia, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-249541) on Form S-3 and registration statements (Nos. 333-237806 and 333‑232832) on Form S-8 of Phreesia, Inc. of our reports dated March 31, 2021, with respect to the consolidated balance sheets of Phreesia, Inc. and subsidiary as of January 31, 2021 and 2020, the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of January 31, 2021, which reports appear in the January 31, 2021 annual report on Form 10‑K of Phreesia, Inc.

Our report on the consolidated financial statements refers to a change in the accounting for leases as of February 1, 2020 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842).

Our report dated March 31, 2021 on the effectiveness of internal control over financial reporting as of January 31, 2021, expresses our opinion that Phreesia, Inc. did not maintain effective internal control over financial reporting as of January 31, 2021 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness was identified related to ineffective controls over user access and program change management related to certain information technology (IT) systems that support financial reporting processes. User and privileged access were not appropriately provisioned and program changes were not adequately reviewed prior to being placed in production. As a result, process level automated controls and manual controls that are dependent on the completeness and accuracy of information derived from the affected IT systems were also ineffective because they could have been adversely impacted. This material weakness was due to an insufficient number of IT personnel to identify and assess risks associated with changes in IT environments resulting in inappropriate assignment of user and privileged access as well as insufficient documentation for control operations.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 31, 2021